Exhibit 5.1

MGT Capital Investments, Inc.

500 Mamaroneck Avenue

Suite 204

Harrison, New York 10528

December 17, 2015

Re: MGT Capital Investments, Inc.

Ladies and Gentlemen:

We have acted as special counsel for MGT Capital Investments, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated December 17, 2015 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a Registration Statement on Form S-3, File No. 333-182298 originally filed with the Commission on June 22, 2012, as amended on July 31, 2012, September 21, 2012 and September 25, 2012 (the “Registration Statement”), and the prospectus included therein (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, which Registration Statement was declared effective by the Commission on September 25, 2012.

The Prospectus Supplement pertains to a registered direct offering (the “Offering”) by the Company of 688,556 shares of the Company’s common stock (the “Shares”) for a purchase price of $0.25 per share pursuant to a securities purchase agreement entered into by and between the Company and each investor in the Offering (the “Securities Purchase Agreement”).

We understand that the Shares are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Securities Purchase Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, the Prospectus and the Prospectus Supplement. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the terms and conditions of the Securities Purchase Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 18, 2015 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Sichenzia Ross Friedman Ference LLP Sichenzia Ross Friedman Ference LLP